Exhibit 99.1
CACI Reports Results for Its Fiscal 2026 Fourth Quarter and
Full Year and Issues Fiscal Year 2027 Guidance
Annual revenues of $9.6 billion, up 10.9% YoY
Annual net income of $535.8 million; Diluted EPS of $24.16, up 8.2% YoY
Annual adjusted net income of $661.6 million; Adjusted diluted EPS of $29.83, up 12.7% YoY
Annual EBITDA of $1,173.9 million and EBITDA margin of 12.3%
Annual contract awards of $10.2 billion and book-to-bill of 1.1x
Company expects strong cash flow in Fiscal Year 2027, driven by strong revenue growth, margin expansion, and efficient working capital management

RESTON, Va.--(BUSINESS WIRE)--CACI International Inc (NYSE: CACI) announced results today for its fiscal fourth quarter and full year ended June 30, 2026, and issued guidance for fiscal year 2027.
“CACI’s outstanding fiscal year 2026 performance demonstrates the power of our differentiated strategy, our relentless focus on execution, and underscores the technology-first national security company we have become. In a challenging environment, we grew free cash flow by 66%, delivered high-single digit organic revenue growth, expanded EBITDA margin to 12.3%, won $10 billion in contract awards, and grew both funded and total backlog,” said John Mengucci, CACI President and Chief Executive Officer. “We delivered this strong financial performance while continuing to invest across our business. These investments, and the executive talent we have added, position us exceptionally well for continued success in fiscal 2027 and beyond. Finally, with our fiscal year 2027 guidance, we’re on track to meet or exceed our 3-year financial targets, demonstrating our ability to drive long-term growth in free cash flow and deliver exceptional value for our customers and our shareholders.”
Fourth Quarter Results

	Three Months Ended
(in millions, except earnings per share and DSO)	6/30/2026	6/30/2025	% Change[3]
Revenues	$2,709.1	$2,304.1	17.6%
Income from operations	$272.2	$206.7	31.7%
Net income	$156.8	$157.9	(0.7)%
Adjusted net income, a non-GAAP measure[1]	$198.1	$185.8	6.6%
Diluted earnings per share	$7.05	$7.14	(1.3)%
Adjusted diluted earnings per share, a non-GAAP measure[1]	$8.91	$8.40	6.1%
Earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure[1]	$353.1	$264.5	33.5%
Net cash provided by operating activities excluding MARPA, a non-GAAP measure[1]	$279.7	$167.1	67.4%
Free cash flow, a non-GAAP measure[1]	$232.9	$139.1	67.4%
Days sales outstanding (DSO)[2]	55	56
(1)This non-GAAP measure should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. For additional information regarding this non-GAAP measure, see the related explanation and reconciliation to the GAAP measure included below in this release.
(2)The DSO calculations for three months ended June 30, 2026 and 2025, exclude the impact of the Company’s Master Accounts Receivable Purchase Agreement (MARPA), which was 7 days and 8 days, respectively.
(3)Percentages are calculated using the underlying whole dollar amounts. Some percentages may vary slightly due to rounding.
Revenues in the fourth quarter of fiscal year 2026 increased 17.6% year-over-year, driven by 11.6% organic growth. Revenue in the fourth quarter also grew 15.2% sequentially. The increase in income from operations was driven by higher revenues and gross profit. A slight decrease in diluted earnings per share was driven by higher income from operations being offset by increased interest expense as a result of the ARKA acquisition and a higher tax provision. Adjusted diluted earnings per share grew during the quarter. The increase in cash from operations, excluding MARPA, was driven primarily by strong working capital management.

Fourth Quarter Contract Awards
Contract awards in the fourth quarter totaled $1.6 billion, with approximately 40% for new business to CACI. Awards exclude ceiling values of multi-award, indefinite delivery, indefinite quantity (IDIQ) contracts. Some notable awards during the quarter were:
•CACI was awarded a contract by the Department of War (DoW) to deploy SkyValor at the Southern Border after successfully completing a two-day operational evaluation conducted by the Joint Interagency Task Force 401 (JIATF-401) at U.S. Marine Corps Air Station Yuma, Arizona. SkyValor is CACI’s next-generation drone defense system built to find, track, and stop hostile drones. The deployment will support a broader national security effort to counter the growing threat of hostile drones and strengthen homeland defense in high-priority operating environments.
•CACI was awarded a six-year technology contract valued at up to $308 million by the Department of Veterans Affairs (VA) to transform its legacy financial management system by improving operational efficiency, productivity, agility, and flexibility.
•CACI was awarded over $236 million in new contracts and additional work on current programs of a classified nature to support various national security efforts.
•CACI was awarded a contract increase valued at more than $140 million for the remaining three years of its existing five-year contract to continue providing comprehensive forensic exploitation support to the U.S. Army Development Command (DEVCOM) C5ISR Center. With this increase, the total contract value will be more than $560 million. This critical work directly safeguards warfighters engaged in domestic and international missions who need timely, operationally relevant intelligence and capabilities, and underscores CACI’s exceptional performance on the program.
•CACI was awarded a five-year technology contract valued at up to $113 million by the U.S. Navy’s Military Sealift Command (MSC) to continue modernizing a portfolio of mission-critical business applications used by both ashore personnel and MSC’s global fleet.
•CACI will serve as one of Oracle’s technology partners for the U.S. Office of Personnel Management’s (OPM) Federal Human Resources Information Technology (HRIT) Modernization contract. Working alongside Oracle and other partners on this 10-year contract worth nearly $400 million, CACI will modernize and consolidate disparate federal human resource systems into a single, secure, cloud-based platform for federal civilian employees, including HR professionals and leaders.
Total backlog as of June 30, 2026 was $32.0 billion compared with $31.4 billion a year ago, an increase of 1.9%. Funded backlog as of June 30, 2026 was $5.4 billion compared with $4.2 billion a year ago, an increase of 28.6%.
Additional Highlights
•Dr. Dave Young has joined CACI as executive vice president and Chief Operating Officer reporting to John Mengucci, CACI President and Chief Executive Officer, and serve on the company’s executive leadership team. Young brings extensive operational, business development, and national security leadership experience across space, defense technology, advanced systems, and mission-focused businesses. He joins CACI as the company continues to grow and deliver complex technology capabilities for national security customers.
•Tom Kirkland rejoined CACI as executive vice president of Electronic Warfare. Kirkland brings deep defense technology, customer engagement, and business leadership experience across all domains and mission-focused technology businesses. In this role, Kirkland will lead CACI’s Electronic Warfare business and serve on the company’s executive leadership team.
•Christopher Monoski has joined CACI as its new executive vice president of Manufacturing and will serve on the company’s executive leadership team. Monoski brings nearly three decades of experience in manufacturing and supply chain management, further strengthening the company’s ability to deliver secure, mission-critical technologies across defense, intelligence, and national security programs.
•CACI advanced to Phase 3 of the U.S. Space Force’s (USSF) Enterprise Space Terminal (EST) program, marking the company’s latest significant advancement in its Optical Communications Terminal (OCT) portfolio. This milestone reinforces CACI’s leadership in delivering innovative, resilient, and mission-ready capabilities across all orbital domains. The EST is the optical communications terminal expected to be proliferated across multiple orbits as part of the USSF Space Data Network (SDN) buildout and CACI is positioned to deliver EST OCTs in whatever orbital domain they are needed.
•CACI was awarded a silver Edison Award™ for TLS Manpack, the company’s electronic warfare (EW) military solution for dismounted soldiers, enabling the U.S. Army to fight and dominate in the electromagnetic battlespace. The TLS Manpack is a proven, mature, and portable software-defined system that detects, disrupts, and defeats enemy signals by securing communications, countering threat networks and drones, and unlocking high-bandwidth data access.
•CACI has achieved Amazon Web Services (AWS) Managed Service Provider (MSP) status. This latest recognition adds to CACI’s current arsenal of technical and business accomplishments achieved through precise hybrid cloud execution and robust qualifications, uniting edge-to-cloud delivery with audited 24/7 operations for mission workloads.

•CACI earned the 2026 USA TODAY Top Workplaces award, marking the company’s sixth consecutive year on the list. This year, CACI ranked first in its sector and sixth in Virginia. The company was recognized for its exceptional leadership team, innovative technologies, professional development, employee well-being, work-life flexibility, purpose and values, and compensation and benefits. Across the country, CACI also earned Top Workplace awards for regions in Colorado, New Jersey, and Florida.
•CACI President and CEO John Mengucci was named to the inaugural 2026 Defense News Strategic Architect list, recognizing leaders shaping defense strategy, doctrine, budgets, alliances, and long‑term priorities. John earned this distinction for driving CACI’s strategic vision of investing ahead of customer need to strengthen deterrence, improve readiness, and maintain a lasting competitive advantage.
•Jeffrey MacLauchlan, executive vice president, Chief Financial Officer, and Treasurer was named Public Company CFO of the Year by the Northern Virginia Technology Council (NVTC) and CFO of the Year Award in the Annual Revenue Greater than $500 Million category by WashingtonExec. MacLauchlan was recognized for his outstanding financial leadership, strategic vision, and commitment to driving disciplined, sustainable growth for CACI.
•Jimmy Norcross, executive vice president of Digital and Network Technology was named to the prestigious Nextgov/FCW Federal 100. Regarded as one of the highest honors for the federal IT community, the award recognizes individuals who went far beyond their assigned duties to shape their organizations and the nation’s agenda over the past year.

Fiscal Year Results

	Twelve Months Ended
(in millions, except earnings per share)	6/30/2026	6/30/2025	% Change[2]
Revenues	$9,567.8	$8,627.8	10.9%
Income from operations	$919.8	$764.2	20.4%
Net income	$535.8	$499.8	7.2%
Adjusted net income, a non-GAAP measure[1]	$661.6	$593.0	11.6%
Diluted earnings per share	$24.16	$22.32	8.2%
Adjusted diluted earnings per share, a non-GAAP measure[1]	$29.83	$26.48	12.7%
Earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure[1]	$1,173.9	$966.8	21.4%
Net cash provided by operating activities excluding MARPA, a non-GAAP measure[1]	$842.1	$508.1	65.7%
Free cash flow, a non-GAAP measure[1]	$735.4	$442.5	66.2%
(1)This non-GAAP measure should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. For additional information regarding this non-GAAP measure, see the related explanation and reconciliation to the GAAP measure included below in this release.
(2)Percentages are calculated using the underlying whole dollar amounts. Some percentages may vary slightly due to rounding.
Revenues in fiscal year 2026 increased 10.9% year-over-year, driven by 7.2% organic growth. The increase in income from operations was driven by higher revenues and gross profit. Growth in diluted earnings per share and adjusted diluted earnings per share were driven by higher income from operations partially offset by higher interest expense and a higher tax provision. The increase in cash from operations, excluding MARPA, was driven by higher net income, lower tax payments under the One Big Beautiful Bill Act of 2025, and strong working capital management.
Fiscal Year 2027 Guidance
The table below summarizes our fiscal year 2027 guidance and represents our views as of August 5, 2026.

(in millions, except earnings per share)	Fiscal Year 2027 Guidance
Revenues	$10,650 - $10,850
Adjusted net income, a non-GAAP measure[1]	$735 - $755
Adjusted diluted earnings per share, a non-GAAP measure[1]	$32.96 - $33.86
Diluted weighted average shares	22.3
Free cash flow, a non-GAAP measure[2]	at least $900
(1)Adjusted net income and adjusted diluted earnings per share are defined as GAAP net income and GAAP diluted EPS, respectively, excluding intangible amortization expense and the related tax impact. This non-GAAP measure should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. For additional information regarding this non-GAAP measure, see the related explanation and reconciliation to the GAAP measure included below in this release.
(2)Free cash flow is defined as net cash provided by operating activities excluding MARPA, less payments for capital expenditures. This non-GAAP measure should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. For additional information regarding this non-GAAP measure, see the related explanation and reconciliation to the GAAP measure included below in this release
Conference Call Information
We have scheduled a conference call for 8:00 AM Eastern Time Thursday, August 6, 2026 during which members of our senior management will be making a brief presentation focusing on fourth quarter and full year results and operating trends, followed by a question-and-answer session. You can listen to the webcast and view the accompanying exhibits on CACI’s investor relations website at http://investor.caci.com/events/default.aspx at the scheduled time. A replay of the call will also be available on CACI’s investor relations website at http://investor.caci.com/.

About CACI
CACI International Inc (NYSE: CACI) is a technology-first national security company that expands the limits of national security through innovation, discipline, and operational excellence. We deliver advanced technologies that help our customers move faster, operate more efficiently, and anticipate and defeat evolving threats. Our 27,000 talented employees and strong culture drive our success and have earned CACI recognition as a Fortune World's Most Admired Company. CACI is a member of the Fortune 500™, the Russell 1000 Index, and the S&P MidCap 400 Index. For more information, visit caci.com.
There are statements made herein that do not address historical facts and, therefore, could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to risk factors that could cause actual results to be materially different from anticipated results. These risk factors include, but are not limited to, the following: our reliance on U.S. government contracts, which includes general risk around the government contract procurement process (such as bid protest, small business set asides, loss of work due to organizational conflicts of interest, etc.) and termination risks; significant delays or reductions in appropriations for our programs and broader changes in U.S. government funding and spending patterns; legislation that amends or changes discretionary spending levels or budget priorities, such as for homeland security or to address global pandemics; legal, regulatory, and political change from successive presidential administrations that could result in economic uncertainty; changes in U.S. federal agencies, current agreements with other nations, foreign events, or any other events which may affect the global economy, including the impact of global pandemics; the results of government audits and reviews conducted by the Defense Contract Audit Agency, the Defense Contract Management Agency, or other governmental entities with cognizant oversight; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); failure to achieve contract awards in connection with re-competes for present business and/or competition for new business; regional and national economic conditions in the United States and globally, including but not limited to: terrorist activities or war, changes in interest rates, currency fluctuations, significant fluctuations in the equity markets, and market speculation regarding our continued independence; our ability to meet contractual performance obligations, including technologically complex obligations dependent on factors not wholly within our control; limited access to certain facilities required for us to perform our work, including during a global pandemic; changes in tax law, the interpretation of associated rules and regulations, or any other events impacting our effective tax rate; changes in technology; the potential impact of the announcement or consummation of a proposed transaction and our ability to successfully integrate the operations of our recent and any future acquisitions; our ability to achieve the objectives of near term or long-term business plans; the effects of health epidemics, pandemics and similar outbreaks may have material adverse effects on our business, financial position, results of operations and/or cash flows; and other risks described in our Securities and Exchange Commission filings.

Corporate Communications and Media:	Investor Relations:
Gino Bona, Executive Vice President, Corporate Communications	George Price, Senior Vice President, Investor Relations
(571) 597-2787, gino.bona@caci.com	(703) 841-7818, george.price@caci.com

CACI International Inc
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended			Twelve Months Ended
	6/30/2026	6/30/2025	% Change	6/30/2026	6/30/2025	% Change
Revenues	$2,709,057	$2,304,144	17.6%	$9,567,779	$8,627,824	10.9%
Costs of revenues:
Direct costs	1,795,512	1,584,174	13.3	6,390,886	5,835,558	9.5
Indirect costs and selling expenses	562,556	457,432	23.0	2,011,179	1,832,956	9.7
Depreciation and amortization	78,795	55,861	41.1	245,899	195,125	26.0
Total costs of revenues	2,436,863	2,097,467	16.2	8,647,964	7,863,639	10.0
Income from operations	272,194	206,677	31.7	919,815	764,185	20.4
Interest expense and other, net	72,064	45,691	57.7	215,454	158,844	35.6
Income before income taxes	200,130	160,986	24.3	704,361	605,341	16.4
Income taxes	43,380	3,131	1285.5	168,553	105,511	59.7
Net income	$156,750	$157,855	(0.7)%	$535,808	$499,830	7.2%

Basic earnings per share	$7.09	$7.18	(1.3)%	$24.28	$22.47	8.1%
Diluted earnings per share	$7.05	$7.14	(1.3)%	$24.16	$22.32	8.2%
Weighted-average basic shares outstanding	22,097	21,992	0.5%	22,065	22,247	(0.8)%
Weighted-average diluted shares outstanding	22,228	22,115	0.5%	22,176	22,393	(1.0)%

CACI International Inc
Consolidated Balance Sheets (Unaudited)
(in thousands)

	6/30/2026	6/30/2025
ASSETS
Current assets:
Cash and cash equivalents	$191,756	$106,181
Accounts receivable, net	1,705,087	1,405,441
Prepaid expenses and other current assets	364,502	268,323
Total current assets	2,261,345	1,779,945

Goodwill	6,484,456	5,021,805
Intangible assets, net	2,072,991	1,091,276
Property, plant and equipment, net	397,161	212,035
Operating lease right-of-use assets	381,980	343,944
Supplemental retirement savings plan assets	104,878	101,024
Other assets	116,833	97,569
Total assets	$11,819,644	$8,647,598

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$46,750	$68,750
Accounts payable	521,669	381,574
Accrued compensation and benefits	284,602	282,987
Other accrued expenses and current liabilities	670,911	474,795
Total current liabilities	1,523,932	1,208,106

Long-term debt, net of current portion	4,854,759	2,849,190
Supplemental retirement savings plan obligations, net of current portion	119,233	114,261
Deferred income taxes	376,580	142,636
Operating lease liabilities	431,769	377,080
Other liabilities	50,674	62,380
Total liabilities	7,356,947	4,753,653

Total shareholders' equity	4,462,697	3,893,945
Total liabilities and shareholders' equity	$11,819,644	$8,647,598

CACI International Inc
Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Twelve Months Ended
	6/30/2026	6/30/2025
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$535,808	$499,830
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	245,899	195,125
Amortization of deferred financing costs	5,054	3,031
Gain on divestiture of business	(7,280)	—
Stock-based compensation expense	79,514	60,177
Deferred income taxes	145,387	(27,060)
Changes in operating assets and liabilities, net of effect of business acquisitions:
Accounts receivable, net	(198,983)	(269,215)
Prepaid expenses and other assets	(30,618)	24,187
Accounts payable and other accrued expenses	181,226	125,914
Accrued compensation and benefits	(8,748)	(49,005)
Income taxes	(71,255)	(4,862)
Operating lease liabilities, net	8,748	(6,015)
Long-term liabilities	1,958	(5,098)
Net cash provided by operating activities	886,710	547,009
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(106,653)	(65,603)
Acquisitions of businesses, net of cash acquired	(2,636,216)	(1,695,749)
Proceeds from divestiture of business	8,477	—
Other	158	2,409
Net cash used in investing activities	(2,734,234)	(1,758,943)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings	5,804,251	8,209,000
Principal payments on borrowings	(3,803,376)	(6,816,023)
Deferred financing costs	(22,360)	(22,227)
Proceeds from employee stock purchase plans	14,390	13,697
Repurchases of common stock	(17,082)	(168,563)
Payment of taxes for equity transactions	(34,161)	(38,003)
Other	(6,855)	—
Net cash provided by financing activities	1,934,807	1,177,881
Effect of exchange rate changes on cash and cash equivalents	(1,708)	6,273
Net change in cash and cash equivalents	85,575	(27,780)
Cash and cash equivalents, beginning of year	106,181	133,961
Cash and cash equivalents, end of year	$191,756	$106,181

Revenues by Customer Group (Unaudited)

	Three Months Ended
(in thousands)	06/30/2026		06/30/2025		$ Change	% Change
Department of War	$1,506,353	55.6%	$1,230,604	53.4%	$275,749	22.4%
Intelligence Community	634,097	23.4	594,355	25.8	39,742	6.7
Federal civilian agencies	436,990	16.1	365,008	15.8	71,982	19.7
Commercial and other	131,617	4.9	114,177	5.0	17,440	15.3
Total	$2,709,057	100.0%	$2,304,144	100.0%	$404,913	17.6%

	Twelve Months Ended
(in thousands)	6/30/2026		06/30/2025		$ Change	% Change
Department of War	$5,133,759	53.6%	$4,617,699	53.5%	$516,060	11.2%
Intelligence Community	2,351,801	24.6	2,209,238	25.6	142,563	6.5
Federal civilian agencies	1,660,934	17.4	1,433,013	16.6	227,921	15.9
Commercial and other	421,285	4.4	367,874	4.3	53,411	14.5
Total	$9,567,779	100.0%	$8,627,824	100.0%	$939,955	10.9%
Revenues by Contract Type (Unaudited)

	Three Months Ended
(in thousands)	06/30/2026		06/30/2025		$ Change	% Change
Cost-plus-fee	$1,395,398	51.5%	$1,383,983	60.1%	$11,415	0.8%
Fixed-price	941,647	34.8	620,023	26.9	321,624	51.9
Time-and-materials	372,012	13.7	300,138	13.0	71,874	23.9
Total	$2,709,057	100.0%	$2,304,144	100.0%	$404,913	17.6%

	Twelve Months Ended
(in thousands)	6/30/2026		06/30/2025		$ Change	% Change
Cost-plus-fee	$5,361,366	56.0%	$5,221,011	60.5%	$140,355	2.7%
Fixed-price	2,901,065	30.4	2,271,602	26.3	629,463	27.7
Time-and-materials	1,305,348	13.6	1,135,211	13.2	170,137	15.0
Total	$9,567,779	100.0%	$8,627,824	100.0%	$939,955	10.9%
Revenues by Prime or Subcontractor (Unaudited)

	Three Months Ended
(in thousands)	06/30/2026		06/30/2025		$ Change	% Change
Prime contractor	$2,407,755	88.9%	$2,085,638	90.5%	$322,117	15.4%
Subcontractor	301,302	11.1	218,506	9.5	82,796	37.9
Total	$2,709,057	100.0%	$2,304,144	100.0%	$404,913	17.6%

	Twelve Months Ended
(in thousands)	6/30/2026		06/30/2025		$ Change	% Change
Prime contractor	$8,619,301	90.1%	$7,783,908	90.2%	$835,393	10.7%
Subcontractor	948,478	9.9	843,916	9.8	104,562	12.4
Total	$9,567,779	100.0%	$8,627,824	100.0%	$939,955	10.9%

Revenues by Technology or Expertise (Unaudited)

	Three Months Ended
(in thousands)	06/30/2026		06/30/2025		$ Change	% Change
Technology	$1,659,220	61.2%	$1,341,505	58.2%	$317,715	23.7%
Expertise	1,049,837	38.8	962,639	41.8	87,198	9.1
Total	$2,709,057	100.0%	$2,304,144	100.0%	$404,913	17.6%

	Twelve Months Ended
(in thousands)	6/30/2026		06/30/2025		$ Change	% Change
Technology	$5,583,122	58.4%	$4,777,983	55.4%	$805,139	16.9%
Expertise	3,984,657	41.6	3,849,841	44.6	134,816	3.5
Total	$9,567,779	100.0%	$8,627,824	100.0%	$939,955	10.9%
Contract Awards (Unaudited)

	Three Months Ended
(in thousands)	6/30/2026	6/30/2025	$ Change	% Change
Contract awards	$1,643,896	$2,637,341	$(993,445)	(37.7)%

	Twelve Months Ended
(in thousands)	6/30/2026	06/30/2025	$ Change	% Change
Contract awards	$10,245,039	$9,642,184	$602,855	6.3%

Note: Some percentages may vary slightly due to rounding.

Reconciliation of Net Income to Adjusted Net Income and Diluted EPS to Adjusted Diluted EPS (Unaudited)
Adjusted net income and adjusted diluted EPS are non-GAAP performance measures. We define adjusted net income and adjusted diluted EPS as GAAP net income and GAAP diluted EPS, respectively, excluding intangible amortization expense and the related tax impact as we do not consider intangible amortization expense to be indicative of our operating performance. We believe that these performance measures provide management and investors with useful information in assessing trends in our ongoing operating performance, provide greater visibility in understanding the long-term financial performance of the Company, and allow investors to more easily compare our results to results of our peers. These non-GAAP measures should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

(in thousands, except per share data)	Three Months Ended			Twelve Months Ended
	6/30/2026	6/30/2025	% Change	6/30/2026	6/30/2025	% Change
Net income, as reported	$156,750	$157,855	(0.7)%	$535,808	$499,830	7.2%
Intangible amortization expense	55,296	37,405	47.8	168,336	124,618	35.1
Tax effect of intangible amortization[1]	(13,971)	(9,451)	47.8	(42,532)	(31,486)	35.1
Adjusted net income	$198,075	$185,809	6.6%	$661,612	$592,962	11.6%

	Three Months Ended			Twelve Months Ended
	6/30/2026	6/30/2025	% Change	6/30/2026	6/30/2025	% Change
Diluted EPS, as reported	$7.05	$7.14	(1.3)%	$24.16	$22.32	8.2%
Intangible amortization expense	2.49	1.69	47.3	7.59	5.57	36.3
Tax effect of intangible amortization[1]	(0.63)	(0.43)	46.5	(1.92)	(1.41)	36.2
Adjusted diluted EPS	$8.91	$8.40	6.1%	$29.83	$26.48	12.7%

				FY27 Guidance Range
(in millions, except per share data)				Low End		High End
Net income, as reported				$574	---	$594
Intangible amortization expense				215	---	215
Tax effect of intangible amortization[1]				(54)	---	(54)
Adjusted net income				$735	---	$755

				FY27 Guidance Range
				Low End		High End
Diluted EPS, as reported				$25.74	---	$26.64
Intangible amortization expense				9.64	---	9.64
Tax effect of intangible amortization[1]				(2.42)	---	(2.42)
Adjusted diluted EPS				$32.96	---	$33.86

(1)Calculation uses an assumed full year statutory tax rate of 25.3% on non-GAAP tax deductible adjustments for June 30, 2026 and 2025.
Note: Numbers may not sum due to rounding.

Reconciliation of Net Income to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (Unaudited)
The Company views EBITDA and EBITDA margin, both of which are defined as non-GAAP measures, as important indicators of performance, consistent with the manner in which management measures and forecasts the Company’s performance. EBITDA is a commonly used non-GAAP measure when comparing our results with those of other companies. We define EBITDA as GAAP net income plus net interest expense, income taxes, and depreciation and amortization expense (including depreciation within direct costs). We consider EBITDA to be a useful metric for management and investors to evaluate and compare the ongoing operating performance of our business on a consistent basis across reporting periods, as it eliminates the effect of non-cash items such as depreciation of tangible assets and amortization of intangible assets primarily recognized in business combinations, which we do not believe are indicative of our operating performance. EBITDA margin is EBITDA divided by revenue. These non-GAAP measures should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Three Months Ended			Twelve Months Ended
(in thousands)	6/30/2026	6/30/2025	% Change	6/30/2026	6/30/2025	% Change
Net income	$156,750	$157,855	(0.7)%	$535,808	$499,830	7.2%
Plus:
Income taxes	43,380	3,131	1285.5	168,553	105,511	59.7
Interest income and expense, net	72,064	45,691	57.7	215,454	158,844	35.6
Depreciation and amortization expense, including amounts within direct costs	80,870	57,861	39.8	254,099	202,611	25.4
EBITDA	$353,064	$264,538	33.5%	$1,173,914	$966,796	21.4%

	Three Months Ended			Twelve Months Ended
(in thousands)	6/30/2026	6/30/2025	% Change	6/30/2026	6/30/2025	% Change
Revenues, as reported	$2,709,057	$2,304,144	17.6%	$9,567,779	$8,627,824	10.9%
EBITDA	353,064	264,538	33.5	1,173,914	966,796	21.4
EBITDA margin	13.0%	11.5%		12.3%	11.2%

Reconciliation of Net Cash Provided by Operating Activities to Net Cash Provided by Operating Activities Excluding MARPA and to Free Cash Flow (Unaudited)
The Company defines net cash provided by operating activities excluding MARPA, a non-GAAP measure, as net cash provided by operating activities calculated in accordance with GAAP, adjusted to exclude cash flows from CACI’s MARPA for the sale of certain designated eligible U.S. government receivables up to a maximum amount of $350.0 million. Free cash flow is a non-GAAP liquidity measure and may not be comparable to similarly titled measures used by other companies. The Company defines free cash flow as net cash provided by operating activities excluding MARPA, less payments for capital expenditures. The Company uses these non-GAAP measures to assess our ability to generate cash from our business operations and plan for future operating and capital actions. We believe these measures allow investors to more easily compare current period results to prior period results and to results of our peers. Free cash flow does not represent residual cash flows available for discretionary purposes and should not be used as a substitute for cash flow measures prepared in accordance with GAAP.

	Three Months Ended		Twelve Months Ended
(in thousands)	6/30/2026	6/30/2025	6/30/2026	6/30/2025
Net cash provided by operating activities	$378,266	$155,982	$886,710	$547,009
Cash (provided by) used in MARPA	(98,606)	11,091	(44,624)	(38,909)
Net cash provided by operating activities excluding MARPA	279,660	167,073	842,086	508,100
Capital expenditures	(46,777)	(27,963)	(106,653)	(65,603)
Free cash flow	$232,883	$139,110	$735,433	$442,497

(in millions)			FY27 Current Guidance
Net cash provided by operating activities			$1,015
Cash (provided by) used in MARPA			—
Net cash provided by operating activities excluding MARPA			1,015
Capital expenditures			(115)
Free cash flow			$900